                   [LETTERHEAD OF GOLDEN STATE BANCORP NEWS]

                                                                     EXHIBIT 99B

FOR INFORMATION CONTACT:                 Ken Preston      (818) 409-4550
                                         Jeff Misakian    (818) 500-2824

FOR IMMEDIATE RELEASE


                   GOLDEN STATE BANCORP DECLARES DISTRIBUTION
                      OF LITIGATION TRACKING WARRANTS/TM/

-- Board establishes record date of May 7, 1998 and distribution date of May 29,
                                    1998 --
            -- LTW/TM/s to trade on NASDAQ National Market System --

    GLENDALE, CA, April 23, 1998--Golden State Bancorp Inc. (NYSE:GSB), parent company of Glendale Federal Bank, announced today that its Board of Directors has declared a distribution of its Litigation Tracking Warrants (LTW/TM/s).

    Certificates representing the LTW/TM/s are expected to be mailed on May 29, 1998 to common stockholders of record on May 7, 1998. The company has reserved additional LTW/TM/s for distribution in connection with future conversions and exercises of the Company's outstanding convertible preferred stock, warrants and stock options. The distribution will be made on the basis of one LTW/TM/ for each outstanding share of common stock.

    Stephen J. Trafton, chairman and chief executive officer of Golden State Bancorp, said: "The market will now be able to track the value of our goodwill litigation separately from the franchise value of the Company. This will also allow the marketplace to more accurately value both assets. It is the next step forward in a series of corporate transactions, including our recently completed acquisition of CENFED Financial Corporation and our pending acquisition of RedFed Bancorp, that will culminate in our merger with First Nationwide (Parent) Holdings Inc. and the merger of its principal subsidiary, California Federal Bank FSB, with Glendale Federal."

    At a special meeting held today Golden State shareholders authorized amendments to the company's Certificate of Incorporation to facilitate the distribution. The amendments were to increase the total number of authorized shares of common stock and to clarify the application of certain provisions of the Certificate of Designations for the company's Noncumulative Convertible Preferred Stock, Series A.

                                    -more-

    The company plans to distribute, or hold in reserve for future distribution, to its securities holders approximately 85.8 million LTW/TM/s. As previously reported, the LTW/TM/s will represent the right to receive, upon exercise, Golden State common stock equal in value to 85 percent of the net after-tax proceeds, if any, from Glendale Federal's pending goodwill lawsuit against the United States Government. The LTW/TM/s will be the first goodwill lawsuit security to be distributed on a tax-free basis for both securities holders and the distributing institution.

    The LTW/TM/s will trade on the NASDAQ National Market System under the ticker symbol "GSBNZ" effective June 1, 1998 and will trade on a "when issued" basis on the NASDAQ commencing May 5, 1998 under the ticker symbol "GSBZV." Golden State Bancorp's common stock will continue to trade on the New York Stock Exchange with "due bills," (reflecting the sellers' obligations to deliver LTW/TM/s when received) from the May 7 record date until the "ex-distribution date," which will be June 1, the first business day after the May 29 distribution date.

    Golden State completed its acquisition of CENFED Financial Corporation on April 21, 1998. Golden State expects to complete its acquisition of Inland Empire-based RedFed Bancorp in July. The Company expects to have completed its merger with First Nationwide (Parent) Holdings and California Federal Bank by September 30, 1998.

    "Our pending merger with California Federal Bank will combine two banks that share the same philosophy of customer service and returning value to shareholders," Trafton said. "With Cal Fed, we will combine the best of both banks, including mortgage and business lending programs, marketing and bank offices and delivery systems, to create an institution large enough to compete with California's major banks, but focused on serving the individual customer."

    Golden State Bancorp, with $18.0 billion in assets, is the parent company of Glendale Federal Bank - California's leading community bank, serving the business and consumer banking needs of Californians through 191 banking offices and 26 loan offices. Customers can reach the bank by calling 1-800-41FEDUP, or get information through its Internet site at HTTP://WWW.GLENDALEFEDERAL.COM.

                                      ###